TERMS FOR A CO-DEVELOPMENT AND LICENSING AGREEMENT

     WHEREAS WinWin Pharmaceuticals Canada ("WinWin") to 136 Northview, Dollard, Quebec, Canada and Bioenvision, Inc. ("Bioenvision") of Trafalgar House, 11 Waterloo Place, St. James's, London SW1Y 4AU wish to jointly develop technology related to the development and uses of DNA vectors for the treatment of typoalbumunaemia ("the technology"), and;

     WHEREAS WinWin has rights in patents and technical information relating to the technology, and;

     WHEREAS Bioenvision recognises that its anticipated business activity will encompass the practice of the Technology that requires a license under patents and know-how owned by WinWin, and;

     WHEREAS Bioenvision wishes to acquire certain rights to practice the inventions of such patents and technical information, the parties hereby agree on the following Terms for a Co-development and Licensing Agreement.

     1.   TERMS

          1.1 WinWin shall grant to Bioenvision an exclusive world-wide license to commercially develop the Technology and to market any product(s) derived from the commercial development ("Products"). All development work shall be done in full discussion with, and with the agreement of, WinWin. This license shall not be transferable without the permission of WinWin, but such permission shall not be unreasonably withheld. Any transfer or assignment shall require the assignee to covenant to be bound by the terms of the Agreement.

          1.2 Bioenvision shall pay the costs of further development of the product, based on a budget to be agreed between the parties and to include the sum of up to $1.5 million payable over a period of 36 months, as per the budget provided by WinWin. The total investment not to exceed $4 million, unless agreed by both parties.

          1.3 The license shall continue to force until expiry of the last patents or trade-mark, this term to include new patents or trade-marks applied for during the course of this co-development programme.

          1.4 WinWin shall have the right to assign or license aspects of the Technology, other than for the treatment of hypoalbuminemia, to other parties provided such assignment or license does not contravene the rights assigned by this agreement or the definitive agreement.

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          1.5  Within 60 days of signing this Agreement Bioenvision shall transfer 100,000 shares to WinWin.

     2.   ROYALTIES & PAYMENTS

          2.1 Bioenvision shall pay to WinWin a royalty of 10% of net sale price for Products sold directly by Bioenvision or any of its subsidiaries. Net sale price is defined as the total sale price charge by Bioenvision or its subsidiaries minus discounts and tax.

          2.2 If Bioenvision shall transfer rights acquired under the Agreement to a third party other than a subsidiary of Bioenvision any payments received, including mile-stone payments and royalties, shall be divided equally between the parties after deduction of development costs incurred by Bioenvision, such costs will be limited to 20% of the payments received for such transfer.

     3.   PATENTS & TRADE-MARKS

          3.1 All patients and trade-marks shall remain the property of WinWin. Bioenvision agrees to pay the costs of filing new patents and maintaining patents in the territory.

     4.   WARRANTIES

          4.1 Both parties warrant that they have the right and authority to enter into this Agreement.

          4.2 WinWin, shall have the right to inspect the relevant financial and other records of Bioenvision to verify the royalties and payments due to WinWin, under this Agreement.

     5.   TERMINATION

          5.1  This Agreement shall be terminated in the event:

                  (i)      Of solvency or liquidation of Bioenvision.

                  (ii) Of failure of Bioenvision to fulfill the obligations of this Agreement within 90 days. This period may be extended if both parties agree.

                  (iii) That Bioenvision is prevented by whatever cause from marketing the product.


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     6.   LAW

          This Agreement shall be governed by the laws of the United Kingdom.



Signed on behalf of WinWin, Ltd.         Signed on behalf of Bioenvision, Inc.


      /s/  [Signature]                         /s/ CB Wood
---------------------------------------  ------------------------------


    President                                Chairman
---------------------------------------  ------------------------------
Position                                 Position


     3 November 1998                            3 November 1998
---------------------------------------  ------------------------------
Date                                     Date






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GLEN INVESTMENTS LTD
35/39 Maxwell Chambers
Colombiere
St. Helier, Jersey, CI

September 8th 1998

Bioenvision Inc.
Trafalgar House
11 Waterloo Place
London, SWIY 4AU

Dear Sirs

We hereby agree to loan funds to Bioenvision Inc, on an as needed basis providing that we have previously agreed budgets. A condition of this is that we have the right to call upon an option to purchase 500,000 shares at $1 should the money lent exceed $100,000.

Yours sincerely



For and on Behalf of Glen Investments